Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-81814), Form S-3D (No. 333-46083), and Form S-8 (Nos. 333-90880, 333-64549 and 333-56121) of W. P. Carey & Co. LLC of our report dated February 26, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
February 26, 2007

W. P. Carey 2006 10-K – 91